EXHIBIT 99.1

Home BancShares, Inc. Announces the Acquisition of Broward Financial Holdings, Inc.

CONWAY, Ark., Oct. 23, 2014 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) ("Home" or "the Company"), parent company of Centennial Bank ("Centennial"), today announced the completion of its acquisition of Broward Financial Holdings, Inc. ("BFHI"), parent company of Broward Bank of Commerce ("Broward"). Pursuant to the terms of a previously announced definitive agreement and plan of merger, Broward will merge with and into Centennial immediately after the acquisition of BFHI by Home. The transaction will be officially completed upon the filing of articles of merger with the Arkansas State Bank Department and with the Secretary of State of the State of Florida effective as of Broward's close of business today, October 23, 2014.

The completion of the acquisition brings the combined company to approximately $7.4 billion in total assets, $5.4 billion in total deposits, $5.0 billion in total loans across 82 branches in Arkansas, 61 branches in Florida and 7 branches in South Alabama.

"Home BancShares is ready to begin its presence on the East Coast of Florida in Ft. Lauderdale," said John Allison, Chairman of Home. "We are excited about the attractive, long-term growth markets located in this area and the opportunities we will have to serve the existing market there."

"We are excited to be bringing Centennial Bank's considerable financial resources to the market at a time when the South Florida economy is showing steady improvement," said Keith Costello, President and Chief Executive Officer of Broward.

"Centennial Bank welcomes the staff, management and board of Broward Bank of Commerce," said Randy Sims, Home's Chief Executive Officer. "The Centennial conversion team and bank associates began the conversion process soon after the signing of the agreement and are scheduled to convert Broward the weekend of November 14th. As a result of this quick conversion, we are expected to more quickly realize cost savings to the Company and ultimately the shareholders."

Under the terms of the agreement, Home will issue approximately 1,021,000 shares of its common stock valued at approximately $29,754,001 as of October 23, 2014, plus approximately $3,306,000 in cash in exchange for all outstanding shares of BFHI common stock. Home has also agreed to pay the BFHI shareholders at an undetermined date up to approximately $751,000 in additional consideration. The amount and timing of the additional payment, if any, will depend on future payments received or losses incurred by Centennial from certain current Broward loans.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in Arkansas, Florida and South Alabama. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements which include, but are not limited to, statements about the benefits of the business combination transaction involving Home and BFHI, including future financial and operating results, the combined company's plans, objectives, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, (i) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and BFHI operate; (ii) the ability to promptly and effectively integrate the businesses of Home and BFHI; (iii) the reaction to the transaction of the companies' customers, employees and counterparties; and (iv) diversion of management time on acquisition-related issues. Additional information on factors that might affect Home BancShares, Inc.'s financial results is included in its Registration Statement on Form S-4, effective as of September 2, 2014, and in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

CONTACT: Home BancShares, Inc.
         Brian S. Davis
         Investor Relations Officer
         (501) 328-4770

         Centennial Bank
         Randy Sims
         Chief Executive Officer
         (501) 328-4656